UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-16827


                                  PREMCOR INC.
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             (Exact name of registrant as specified in its charter)

                       1700 East Putnam Avenue, Suite 400
                             Old Greenwich, CT 06870
                                 (203) 698-7500
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(l)(i)      [X]           Rule 12h-3(b)(l)(i)         [X]
      Rule 12g-4(a)(l)(ii)     [ ]           Rule 12h-3(b)(1)(ii)        [ ]
      Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(i)         [ ]
      Rule 12g-4(a)(2)(ii)     [ ]           Rule 12h-3(b)(2)(ii)        [ ]
                                             Rule 15d-6                  [ ]

Approximate number of holders of record as of the certification or notice date:

                           Common Stock: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Valero Energy Corporation, as successor by merger to Premcor Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 1, 2005
                                         VALERO ENERGY CORPORATION

                                         By: /s/ Jay D. Browning
                                           -------------------------------------
                                         Name:   Jay D. Browning
                                         Title:  Vice President - Corporate Law
                                                 and Secretary